GNC Announces Fourth Quarter Same Store Sales and Preliminary Full Year 2015 Results;
Reiterates its Commitment to Quality

Fourth Quarter 2015 Same Store Sales Increased 0.8%
Full Year 2015 Adjusted EPS Expected to be at the High-End of Company’s Guidance

PITTSBURGH-January 19, 2016-GNC Holdings, Inc. (NYSE:GNC) (the “Company”), a leading global specialty retailer of health, wellness and performance products, today announced domestic same store sales results for fourth quarter increased 0.8% reflecting improved performance at company-owned stores. In addition, the Company anticipates full year 2015 adjusted earnings per share will be at the high end of the guidance range provided on November 3, 2015 of approximately $2.87 to $2.92.
Mike Archbold, Chief Executive Officer of GNC said, "We are pleased with our finish to 2015 which is a reflection of the continued progress we are making in executing GNC’s strategic evolution. Results for the quarter were driven by positive same store sales and higher domestic retail product margin rate as compared to the prior year. We remain focused on driving improved top and bottom line results, providing quality products for our customers and delivering enhanced shareholder value."
For more than 80 years, GNC has taken a lead role in driving industry standards, including:

•	Expanding testing processes deeper into its supply chain by integrating source material traceability standards including DNA barcoding where appropriate;

•	Utilizing only the highest quality ingredients;

•	Employing manufacturing practices that exceed the highest U.S. and international standards; and

•	Adhering to processes which include over 150 quality checks.
To underscore its commitment to transparency and maintaining consumer confidence, GNC is also leading an industry-wide coalition to set even stronger and clearer standards in the areas of sourcing and manufacturing.
“GNC customers have made our products an integral part of leading a healthy life, and as a leader we are steadfastly committed to maintaining their trust and confidence,” said Archbold, “A robust testing regime, careful sourcing regimen, detailed manufacturing specifications and strict adherence to Federal and state laws are the foundation upon which GNC has been built and remain the cornerstone of our continued success.”
Archbold continued, “As an industry, we can embrace scrutiny and use it to drive positive change. We understand that further strengthening standards is good for consumers, good for the industry, and good for GNC.”

GNC will release final results for the fourth quarter and full year 2015 before the market opens on February 11, 2016. A one hour webcast and conference call to discuss the results will be held at 8:30 am Eastern Time that day.
A live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.” A replay of the webcast will be available through March 10, 2016. You may also listen to the live call by dialing 1-877-941-1227 inside the U.S. and 480-629-9656 outside the U.S.; the conference identification number for all callers is 4722411.
About GNC Holdings, Inc.
GNC Holdings, Inc.  (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

The Company's foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products.  This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships.  As of December 31, 2015, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,084 franchise and 2,327 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company's financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects," "may," "will," "should," "can," the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain.  The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.
The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing.  The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.
Contacts

Investors:
Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029; or
Dennis Magulick, Vice President - Treasury, Investor Relations & Risk Management, (412) 288-4632
John Mills, Partner - ICR, (646) 277-1254